CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
THE WALL STREET EWM FUNDS TRUST

This Certificate of Amendment to the the Certificate of Trust of The Wall Street EWM Funds Trust (the “Trust”) is being executed for the purpose of amending the Certificate of Trust of the Trust filed with the Office of the Secretary of State of the State of Delaware (the “State Office”) on April 12, 2011, pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”).

The undersigned hereby certifies as follows:

1.	The name of the Trust is The Wall Street EWM Funds Trust.

2.	The name of the Trust is hereby changed to Wall Street EWM Funds Trust.

3.	This Certificate of Amendment to the Certificate of Trust shall become effective upon filing with the State Office.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate of Amendment to the Certificate of Trust in accordance with Section 3811 of the Act.

/s/ Frederick Taylor

Frederick Taylor

Chairman, President and Trustee